Exhibit 3.25

CERTIFICATE OF REVIVAL OF
CERTIFICATE OF INCORPORATION

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Time Life Custom Publishing Inc., a corporation organized under the laws of Delaware, the Certificate of Incorporation of which was filed in the office of the Secretary of State on the fourteenth day of December, 1995, now desiring to procure a revival of its Certificate of Incorporation, hereby certifies as follows:

1.             The name of the corporation is Time Life Custom Publishing Inc.

2.             The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

3.             This revival of the Certificate of Incorporation of the corporation is to be perpetual.

4.             The corporation desiring to be revived was duly organized under the laws of the State of Delaware.

5.             The Certificate of Incorporation of the corporation expired on the March 1, 1997.

6.             This Certificate of Revival is filed by authority of the Board of Directors.  In office at the time the Certificate of Incorporation of said corporation expired.

IN WITNESS WHEREOF, said Time Life Custom Publishing Inc. in compliance with the provisions of Section 312 of the Title 8 of the Delaware Code has caused this Certificate to be signed by Richard I.  Friedman, its Assistant Secretary, this July 31, 1997.

/s/ Richard I. Friedman
Richard I. Friedman
Assistant Secretary